Exhibit 99.2

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

Combined Audited Financial Statements

Years Ended December 31, 2014, 2013 and 2012

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

TABLE OF CONTENTS

Page
Number

Report of Independent Auditors	3-4

Combined Balance Sheet	5

Combined Statement of Income	6

Combined Statement of Cash Flows	7

Combined Statement of Equity (Deficit)	8

Notes to Combined Financial Statements	9 – 23

2

REPORT OF INDEPENDENT AUDITORS

Diagnostic Imaging Group Holdings, LLC

    and Affiliates

Hicksville, New York

We have audited the accompanying combined financial statements of Diagnostic Imaging Group Holdings, LLC and Affiliates (the “Company”), which comprise the combined balance sheet as of December 31, 2014, and the related combined statements of income, cash flows and equity for the year then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

3

Diagnostic Imaging Group Holdings, LLC
and Affiliates

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Diagnostic Imaging Group Holdings, LLC and Affiliates as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Standard

As discussed in Note 2 to the combined financial statements, during 2014 the Company has elected to adopt Accounting Standards Update 2014-02, “Intangibles - Goodwill and Other (Topic 350): Accounting for Goodwill.” Our opinion is not modified with respect to that matter.

Garden City, New York
April 10, 2015

4

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

COMBINED BALANCE SHEET

December 31,	2014
ASSETS
Current Assets:
Cash and cash equivalents	$454,899
Patient services receivable, net of allowance for doubtful accounts of $20,846,830	20,857,870
Estimated insurance recoveries receivable	4,250,905
Prepaid expenses and other current assets	2,500,949
Deferred income tax assets, net	25,258

Total Current Assets	28,089,881

Estimated Insurance Recoveries Receivable, less current portion	11,459,016

Property and Equipment, net of accumulated depreciation and amortization of $84,710,579	12,021,715

Goodwill, net of accumulated amortization of $6,042,000	54,370,516

Deferred Income Tax Assets, net	204,248

Other Assets, primarily deposits	1,002,882

Total Assets	$107,148,258

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$12,661,921
Current portion of capital lease obligations	1,476,494
Current portion of long-term debt	166,706
Current portion of medical malpractice reserves	4,656,693
Current portion of regulatory settlement	2,000,000

Total Current Liabilities	20,961,814

Capital Lease Obligations, less current portion	1,412,259

Long-term Debt, less current portion	108,227

Medical Malpractice Reserves, less current portion	14,108,482

Loan Payable to Member	30,962,917

Regulatory Settlement, less current portion	6,000,000

Deferred Rent Obligation	143,098

Total Liabilities	73,696,797

Equity:
Doshi Diagnostic Imaging Services, P.C.:
Common stock	–
Additional paid-in capital	125,000
Accumulated deficit	(19,428,198)
Total Stockholder’s Deficit	(19,303,198)
Diagnostic Imaging Group Holdings, LLC - Members’ capital	52,754,659
Total Equity	33,451,461

Total Liabilities and Equity	$107,148,258

The accompanying notes are an integral part of these combined statements.

5

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

COMBINED STATEMENT OF INCOME

Year Ended December 31,	2014
Revenue:
Net patient service revenue	$75,199,891
Capitation premium revenue	5,725,770

Total Revenue	80,925,661

Expenses:
Salaries, related benefits and other compensation	39,767,105
Other general and administrative expenses	26,667,251
Medical supplies	2,306,636
Depreciation and amortization, other than goodwill	6,510,422
Amortization of goodwill	6,042,000
Provision for bad debts	2,874,607

Total Expenses	84,168,021

Loss before the Undernoted	(3,242,360)

Other Income (Expense):
Interest expense	(2,214,850)
Gain on disposal of equipment	72,115
Gain on extinguishment of debt	2,123,721
Business interruption insurance recovery	877,500
Total Other Income, net	858,486

Loss Before Income Taxes	(2,383,874)

Provision for Income Taxes:
Current	17,570
Deferred	578,361

Total Income Tax Provision	595,931

Net Loss	$(2,979,805)

The accompanying notes are an integral part of these combined statements.

6

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS

Year Ended December 31,	2014
Cash Flows from Operating Activities:
Net loss	$(2,979,805)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,552,422
Write-off of deferred financing costs	408,826
Provision for bad debts	2,874,607
Gain on disposal of equipment	(72,115)
Gain on extinguishment of debt	(2,123,721)
Deferred income taxes	578,361
Deferred rent obligation	143,098
Changes in operating assets and liabilities:
Patient services receivable	(6,648,739)
Prepaid expenses and other current assets	716,246
Other assets	185,190
Accounts payable and accrued expenses	(3,993,879)
Medical malpractice reserves, net	(655,619)
Regulatory settlement	(7,500,000)

Net Cash Used in Operating Activities	(6,515,128)

Cash Flows from Investing Activities:
Purchase of property and equipment	(687,301)
Proceeds from sale of assets	82,700

Net Cash Used in Investing Activities	(604,601)

Cash Flows from Financing Activities:
Principal payments on long-term debt	(30,690,165)
Principal payments on capital lease obligations	(1,613,442)
Proceeds of loan from member	31,285,669
Collection of loans receivable from stockholder	7,000,000

Net Cash Provided by Financing Activities	5,982,062

Net Decrease in Cash and Cash Equivalents	$(1,137,667)

Cash and Cash Equivalents - beginning of year	1,592,566

Cash and Cash Equivalents - end of year	$454,899

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$709,240

Cash paid for income taxes	20,329

Supplemental Disclosure of Noncash Investing and Financing Activities:
Equipment financed under capital leases	$676,031

During 2014, the Company agreed to offset $322,749 of the Company’s loans receivable against the Company’s loan payable to member, as follows:

Loans receivable from stockholder	$(141,385)
Receivable from member - net	(181,364)
Loan payable to member	322,749

The accompanying notes are an integral part of these combined statements.

7

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

COMBINED STATEMENT OF EQUITY

Year Ended December 31, 2014

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Loans Receivable From Stockholder	Members’ Capital	Receivable From Member	Total Equity

Balance - January 1, 2014	$–	$125,000	$(21,017,216)	$(7,141,385)	$57,323,482	$(181,364)	$29,108,517
Collection of Loans Receivable	–	–	–	7,141,385	–	181,364	7,322,749
Net Income (Loss)	–	–	1,589,018	–	(4,568,823)	–	(2,979,805)
Balance - December 31, 2014	$–	$125,000	$(19,428,198)	$–	$52,754,659	$–	$33,451,461

The accompanying notes are an integral part of these combined statements.

8

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Organization

The principal business of Diagnostic Imaging Group Holdings, LLC (“DIGH”), a Delaware limited liability company (“LLC”), and its subsidiaries and affiliates (collectively, the “Company”) is as follows:

Doshi Diagnostic Imaging Services, P.C. (“DDIS”) and New Signet, LLC (“New Signet”), a Delaware LLC, are principally engaged in the business of establishing and operating fixed-site diagnostic imaging and radiology facilities providing all types of outpatient radiological services, including x-rays, C-T scans, mammography and MRIs.

New PrimeCare, LLC (“New PrimeCare”), a Delaware LLC, provides payor contracting, billing and collection, and other administrative services to DDIS.

New PrimeCare and New Signet are wholly owned by Diagnostic Imaging Group, LLC (“DIG”).

DDIS operates 23 facilities in the New York City boroughs of Manhattan, Brooklyn, Bronx and Queens, and in Nassau County. The Company also has one administrative office. New Signet operated 10 facilities in Florida through September 30, 2013.

Although limited liability companies are unincorporated associations, their members have limited personal liability for the obligations or debts of the entity similar to stockholders in a corporation.

Effective September 30, 2013, the Company sold all the assets of the 10 facilities of New Signet located in Florida. The Asset Purchase Agreement provided for purchase price adjustments to the extent that, on the first anniversary of the closing date, the net working capital as defined in the agreement differs from $4,000,000. On February 2, 2015, the Company entered into a settlement agreement with the buyer whereby the Company agreed to pay approximately $788,000, which is included in accounts payable and accrued expenses (approximately $982,000 was accrued at December 31, 2013).

The Operating Agreement (the “Agreement”) of DIGH provides for distributions to the members to be made at least quarterly, in proportion to their sharing percentages, as defined, so the members may make their estimated, or actual, income tax payments as necessary (“Tax Distributions”). The Agreement provides that distributions other than Tax Distributions may be made to the members first, in proportion to their respective total capital contributions, as defined, and second, in proportion to their sharing percentages, as defined, subject to certain other provisions of the Agreement. The allocation of income or loss to the members is subject to certain provisions of the Internal Revenue Code.

9

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies

The assets and liabilities of New PrimeCare and DDIS are recorded at the historical cost basis of the predecessor or continuing entity inasmuch as the net assets were acquired in connection with business combinations between entities under common control. The net assets of other acquired businesses, including New Signet, have been recorded under the purchase method of accounting as prescribed by accounting standards for business combinations then in effect promulgated by the Financial Accounting Standards Board (FASB).

Combination policy - The combined financial statements include the consolidated financial statements of DIGH, which include the financial statements of DIG, a wholly owned subsidiary of DIGH, and New PrimeCare and New Signet, which are wholly owned by DIG. The combined financial statements also include the financial statements of DDIS which is under common management with DIGH.

FASB Accounting Standards Codification (ASC) 810, “Consolidation,” addresses consolidation by business enterprises of variable interest entities. The related party nature of the management agreement between New PrimeCare and DDIS indicates that DDIS may be a variable interest entity and that New PrimeCare may be the primary beneficiary of DDIS. If DDIS was determined to be a variable interest entity and New PrimeCare was the primary beneficiary, New PrimeCare would be required to “consolidate” DDIS in its financial statements. If DDIS was determined not to be a variable interest entity, New PrimeCare would evaluate DDIS under the provisions of FASB ASC 810 pertaining to consolidation of entities controlled by contract, and would consolidate DDIS if certain conditions were met that indicate that a controlling financial interest is established through the management agreement. The resulting presentation would be similar to the presentation in the accompanying “combined” financial statements except that DDIS's equity and net income would be attributed to “noncontrolling interests” inasmuch as New PrimeCare has no direct ownership interest in DDIS. Management believes that combined financial statements result in a more meaningful presentation than consolidated financial statements inasmuch as DDIS and New PrimeCare are under common management. In management's view, the preparation of combined financial statements obviates further consideration of the provisions of FASB ASC 810 pertaining to variable interest entities and entities controlled by contract. As of December 31, 2014, the total assets, liabilities and deficit of DDIS are approximately $39,319,000, $58,622,000 and $(19,303,000), respectively, and net income is approximately $1,589,000 for the year then ended. The creditors of DDIS have no recourse to the general credit of DIGH and its subsidiaries. Included in the liabilities of DDIS are amounts due to DIGH and its subsidiaries aggregating approximately $36,473,000 as of December 31, 2014, that are eliminated in combination. DIGH as an unsecured general creditor may have recourse to the assets of DDIS up to the amount of the aforementioned intercompany loans and advances.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

All significant intercompany accounts and transactions have been eliminated in consolidation and combination.

Cash and cash equivalents - The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances that may at times exceed federally insured levels.

Patient services receivable and allowance for doubtful accounts - Patient services receivable are reported at their outstanding unpaid balances reduced by allowances for contractual discounts and doubtful accounts. Patient services receivable are charged against the allowance for doubtful accounts when management believes that collectability of the amount is remote. These receivables are stated at the amounts collectible from payors, which are generally less than the established billing rates of the Company. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowances for contractual discounts and doubtful accounts in the combined financial statements. Recoveries of patient services receivable previously written off are recorded when received.

The allowance for doubtful accounts is an amount that management believes will be adequate to absorb estimated losses on existing patient services receivable based on an evaluation of the collectability of patient services receivable and prior bad debt experience. This evaluation also takes into consideration factors such as: changes in the nature and volume of the patient services receivable, overall patient services receivable quality, review of specific patient services receivable balances, and current economic conditions that may affect the patient’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in the aforementioned factors.

Significant concentrations of patient services receivable, net of allowances for contractual discounts and doubtful accounts, for patient care include approximately 71% and 23% from no fault and workers compensation insurance, and commercial and managed care organizations, respectively.

Revenue recognition and patient service revenue - The Company has agreements with third-party payors, including capitation arrangements, that provide for payments to the Company at amounts different from its established rates. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered. Revenue is recognized when services are performed.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

The current Medicaid, Medicare and other third-party payor programs are based on extremely complex laws and regulations that are subject to interpretation. As a result, there is a reasonable possibility that recorded estimates will change by a material amount in the near term. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered and adjusted in future periods as additional information becomes available or final settlements are determined.

Additionally, noncompliance with such laws and regulations could result in fines, penalties and exclusion from such programs. The Company is not aware of any allegations of noncompliance that could have a material adverse effect on the combined financial statements and believes that it is in compliance with all applicable laws and regulations, except for the regulatory inquiry described in Note 8. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action.

Capitation premium revenue - Under certain managed care contracts with health maintenance organizations, the Company receives a monthly premium for each enrollee for which the Company is obligated to provide its services during the terms of enrollment. The premium revenue, which is based on individual contracts, is recognized during the period in which the Company is obligated to provide services.

Medical malpractice reserves - The undiscounted estimated cost of malpractice claims, including the costs associated with litigating or settling the claims, is accrued when the incidents that give rise to the claims occur. See Note 8.

Insurance recoveries receivable - Receivables for insurance recoveries against medical malpractice claims are recognized when realization of the claim for recovery of a loss recognized in the combined financial statements is deemed probable. Receivables are measured at the same amount as the associated claim liability, subject to the need for a valuation allowance for uncollectible amounts. The Company did not record a valuation allowance as of December 31, 2014.

Promotion and advertising - Advertising costs are charged to expense when incurred and amounted to approximately $197,000 during 2014.

Property and equipment - Property and equipment are recorded at cost and equipment under capital lease is recorded at the lower of fair value or the net present value of the minimum lease payments at the inception of the lease. Depreciation is provided by the straight-line method over the estimated useful lives of the related assets which range between three and seven years. Leasehold improvements and equipment under capital leases, are amortized on a straight-line basis over the shorter of the terms of the respective leases or their estimated useful lives. Repairs and maintenance expenditures are expensed as incurred.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

Goodwill - On January 16, 2014, the FASB issued ASU 2014-02, “Intangibles - Goodwill and Other (Topic 350): Accounting for Goodwill.” Among other matters, the ASU allows a private company to elect an accounting alternative to amortize goodwill on a straight-line basis over a period of ten years (or less than ten years if the reporting entity demonstrates that another useful life is more appropriate).The Company has elected to apply the accounting alternative for goodwill in these financial statements; accordingly, goodwill existing as of beginning of the period of adoption (January 1, 2014) (all of which is included in DIGH’s consolidated financial statements) is amortized on a straight-line basis over ten years. In conjunction with the adoption of the accounting alternative, the Company also elected to test goodwill for impairment at the entity level if an event occurs or circumstances change that indicate that the fair value of the entity may be below its carrying amount (a triggering event). If a triggering event occurs, the Company would perform a qualitative assessment to determine whether it is more likely than not that the fair value of DIGH is less than its carrying amount. If such were the case the Company would estimate DIGH’s fair value and if less than DIGH’s carrying amount recognize an impairment equal to the difference, not to exceed the carrying amount of goodwill. As of December 31, 2014, the Company concluded that it was not more likely than not that the carrying value of DIGH exceeded its fair value. Accordingly, the Company concluded that further quantitative analysis and testing was not required, and no goodwill impairment charge was required. The effect of this change in accounting was to increase amortization expense for 2014 by $6,042,000 and decrease net income for 2014 and decrease goodwill as of December 31, 2014 by the same amount.

Impairment of long-lived assets - The Company reviews the carrying amounts of its long-lived assets by determining their ultimate recoverability using estimated future undiscounted cash flow analyses whenever events or changes in circumstances indicate that such carrying amounts may not be recoverable. No impairment loss was recorded during 2014.

Financing costs - Amortization of financing costs is provided on the straight-line method over the term of the related debt. Amortization expense for financing costs during the year ended December 31, 2014 was approximately $137,000. In addition approximately $408,000 of unamortized financing costs related to the term loans were written off (see Note 5).

13

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

Fair value of financial instruments - The carrying amounts of cash and cash equivalents, patient services receivable, accounts payable and accrued expenses approximate their estimated fair values due to their short maturities. The Company estimates that the carrying amount of the long-term debt and loan payable to member approximate their estimated fair values because the stated rates of interest approximate market rates of interest for similar obligations. The Company estimates the fair value of the regulatory settlement is approximately $7,483,000.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In addition to the allowance for doubtful accounts and contractual discounts discussed above, estimates used in assessing the recoverability of goodwill and long-lived assets, estimated losses for potential liability for health insurance claims, and estimated losses for medical malpractice claims and related insurance recoveries receivable, could materially change in the near term from those used at December 31, 2014.

Income taxes - DIGH and its subsidiaries (“DIGHS”) are organized as a limited liability company and, therefore, are exempt from federal and applicable state income taxes and, therefore, there is no provision made for federal and applicable state income taxes in the accompanying combined financial statements. All income, gains, losses and credits retain their character and pass through directly to the individual members. New York City (“NYC”) imposes an unincorporated business tax based on net taxable income as allocated to NYC and a provision has been recorded.

Deferred income tax assets and liabilities pertaining to NYC unincorporated business income taxes are recognized for the future income tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation allowances are established against deferred tax assets whenever circumstances indicate that it is more likely than not that such assets will not be realized in future periods.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

As of December 31, 2014, DIGHS remained subject to examination for its federal, state and local income tax returns for the years 2010 through 2014 pursuant to the provisions of respective tax jurisdictions.

DDIS is taxed under the Subchapter S provisions of the Internal Revenue Code and applicable New York State (“NYS”) income tax law. Accordingly, DDIS has not provided for federal and NYS income taxes since all income is passed through directly to the stockholder. However, DDIS is subject to general corporation tax pursuant to the provisions of NYC tax regulations. DDIS files its federal and applicable state and city income tax returns following the cash basis of accounting. Deferred taxes have been provided on the differences between the accrual basis of accounting and the cash basis and a net operating loss carryforward of approximately $1,745,000 at December 31, 2014.

As of December 31, 2014, DDIS remained subject to examination for its federal, state and local income tax returns for the years 2010 through 2014 pursuant to the provisions of respective tax jurisdictions.

The Company follows the provisions pertaining to uncertain tax positions of FASB ASC 740, “Income Taxes,” and has determined that there are no material uncertain tax positions that require recognition or disclosure in the financial statements.

Employee health plans - The Company maintains a self-insurance plan through a third party administrator for health care costs. The Company is liable for claims up to $150,000 for each individual per year. In addition, the Company maintains certain excess risk insurance with a highly rated insurance company to cover claims which exceed the annual limit, up to $1,000,000 per individual during such individual’s lifetime. Self-insurance costs are accrued based on the aggregate of the liability for reported claims and an estimated liability for claims incurred but not yet reported. Costs, net of employee contributions, for the Company’s health care self-insurance program for the year ended December 31, 2014 were approximately $1,010,000.

Subsequent events - The Company has evaluated events and transactions for potential recognition or disclosure through April 10, 2015, the date the financial statements were available to be issued.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

3. Property and Equipment

A summary of property and equipment as of December 31, 2014 is as follows:

Medical equipment	$58,561,394
Office equipment and fixtures	13,155,273
Automobiles	121,596
Leasehold improvements	24,894,031
96,732,294
Less accumulated depreciation and amortization	84,710,579

$12,021,715

Property and equipment include assets recorded under capitalized leases totaling approximately $7,488,000 at December 31, 2014. Accumulated amortization attributable to assets recorded under capitalized leases was approximately $5,251,000 at December 31, 2014. Depreciation and amortization expense was approximately $6,374,000 for the year ended December 31, 2014

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

4. Related Party Transactions

Operating leases - The Company has operating lease agreements with entities controlled by a member for the rental of nine diagnostic imaging and radiology facilities, the corporate office and a storage unit during the year ended December 31, 2014. The leases have varying terms expiring through 2021. Rent expense related to these operating lease agreements for the year ended December 31, 2014 was approximately $2,028,000. This excludes approximately $1,420,000 of contingent costs which relate to real estate taxes and common area maintenance charges for the year ended December 31, 2014. At December 31, 2014, the carrying value of leasehold improvements with entities controlled by a member is approximately $4,191,000.

At December 31, 2014, the Company had outstanding amounts due to related parties under operating lease arrangements for facilities of approximately $910,000, which are included in accounts payable.

Receivables from stockholder - During 2014, DDIS had outstanding, noninterest-bearing demand loans due from a stockholder in the amount of $7,141,385, which were repaid in full by the stockholder.

Receivable from member - During 2014, DIGH had outstanding, noninterest-bearing demand loans due from members in the net amount of $181,364, which were repaid in full by the members.

Loan payable to member - At December 31, 2014, DIGH had an unsecured demand loan payable to its member in the amount of $30,962,917. The note bears interest at an annual rate of 5.5% during the year ended December 31, 2014. Interest expense for the year ended December 31, 2014 was approximately $1,702,000, which is included in accounts payable and accrued expenses. The member does not intend to demand payment prior to January 1, 2016. Accordingly, this loan has been classified as noncurrent.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

Other related party transactions - The Company contracts with an entity owned by a family member of one of the Company's members for various architectural services. Amounts paid to the entity during the year ended December 31, 2014 were approximately $3,200.

The Company purchases marketing supply materials from an entity owned by a family member of one of the Company’s members. Amounts paid to the entity during the year ended December 31, 2014 were approximately $248,000, of which approximately $9,800 is included in accounts payable.

5. Long-term Debt and Capital Leases

Credit agreement - On May 4, 2005, DIG entered into a credit agreement with a group of financial institutions which provided for a term loan in the maximum amount of $110,000,000. Under the term loan agreement, DIG had the option of electing an interest rate based on either A) the greater of 1) the Prime rate or 2) the Federal Funds Effective Rate, plus 2%, plus an additional 2% to 2.75% based on the Leverage Ratio, as defined, to be determined annually, or B) LIBOR multiplied by the Statutory Reserve Rate, as defined, plus an additional 3% to 3.75% based on the Leverage Ratio, as defined, to be determined annually. In May 2012, DIGH, DIG and the lenders agreed to amend and restate the existing credit agreement. The aggregate amount of the term loans outstanding was $62,514,400, and the loans required quarterly payments of principal in the amount of $275,000 beginning on June 30, 2012 to March 31, 2014 with the balance of $60,314,400 due at the maturity date of May 4, 2014. On January 24, 2014 and after giving effect to $29,939,000 of voluntary prepayments and required payments, the Company entered into an agreement with the lenders whereby the Company paid the lenders an aggregate amount of approximately $30,043,000, which included certain administration fees, in full payment of the outstanding debt under the credit agreement. The agreement allowed for a 10% reduction of the existing principal owed by the Company at the time of the payoff. As a result of 10% of the liability being released, the Company has recognized a gain on extinguishment of debt of $2,123,721. The agreement also stipulated that if the Company enters into a sales transaction, as defined in the agreement, to an unaffiliated third party within one year of the agreement, the Company will pay the lenders an amount equal to the lesser of the excess of the sales consideration over a threshold amount, as defined, or the discount amount, which is 10% of the existing principal at the time of the payoff ($3,257,500).

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

New PrimeCare has various unsecured notes payable in the original aggregate amount of $1,110,911 to finance equipment and equipment-related construction costs. The loans bear interest at various rates ranging from 4.19% to 10.15% per annum and are payable in 60 consecutive monthly installments of principal and interest in the aggregate amount of $22,764. The notes mature at various dates through 2018.

The outstanding balances under the aforesaid notes payable totaled approximately $275,000 at December 31, 2014.

Scheduled maturities - Scheduled maturities of long-term debt and capital lease obligations pursuant to the original agreements are as follows:

	Total	Capital Lease Obligations	Other Notes Payable
Year ending December 31:
2015	$1,836,377	$1,669,671	$166,706
2016	1,361,851	1,277,091	84,760
2017	179,618	167,041	12,577
2018	10,890	–	10,890
Total	$3,388,736	3,113,803	$274,933
Less Amount
Representing Interest		225,050
		$2,888,753

At December 31, 2014, New PrimeCare had approximately $2,889,000, of capital lease obligations, at varying rates of imputed interest from 2.5% to 16.5%, collateralized by leased equipment.

6. Income Taxes

The provision for DIGH’s NYC unincorporated business tax and DDIS’s NYC general corporation tax amounts to approximately $596,000 for the year ended December 31, 2014.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2014 are as follows:

	Total	Total
	Current	Noncurrent	Deferred		Deferred
	Deferred	Deferred	Income Tax		Income Tax
	Income Tax	Income Tax	Assets		(Liabilities)
	Assets	Assets
	(Liabilities)	Liabilities)	Current	Noncurrent	Current	Noncurrent
DIGH

Deferred Income Tax Assets (Liabilities):
Property and equipment	$–	$31,522	$–	$31,522	$–	$–
Regulatory settlement	37,304	111,912	37,304	111,912	–	–
Accrued health insurance	1,882	–	1,882	–	–
Accrued bonuses	187	–	187	–	–	–
NYC depreciation modifications	–	328,468	–	328,468	–	–
Deferred income tax assets	39,373	471,902	39,373	471,902	–	–
Goodwill	–	(412,126)	–	–	–	(412,126)
NYC disposition adjustment	(14,115)	–	–	–	(14,115)	–
Deferred income tax liabilities	(14,115)	(412,126)	–	–	(14,115)	(412,126)

Deferred Income Tax Assets (Liabilities), net	25,258	59,776	39,373	471,902	(14,115)	–

DDIS

Net operating loss carryforward	–	144,472	–	144,472	–	–
Total Deferred Income Tax Assets (Liabilities), net	$25,258	$204,248	$39,373	$616,374	$(14,115)	$(412,126)

The Company has recorded net deferred income tax assets of approximately $204,000 under noncurrent deferred income tax assets and approximately $25,000 under current deferred income tax assets in the accompanying combined balance sheet as of December 31, 2014.

The Company did not record a valuation allowance as of December 31, 2014 as management believes that it is more likely than not that deferred income tax assets will be utilized against future taxable income based upon the Company’s expected financial performance in the future. The Company will assess the realization of deferred tax assets on an ongoing basis.

20

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

At December 31, 2014, the Company has unused New York City net operating loss carryforwards of approximately $1,745,000, which subject to certain limitations expire through 2034.

7. Stockholder’s Equity

At December 31, 2014, 200 shares of no par value DDIS common stock are authorized, consisting of one share of Class A voting common stock issued and outstanding and 199 shares of Class B nonvoting common stock issued and outstanding.

8. Commitments and Contingencies

Operating leases - The Company leases office space under noncancelable operating leases. In addition to minimum rentals, the office leases contain provisions for additional payments for increases in property taxes and building operating costs. Rent expense for office space (including rent for space leased from related parties) was approximately $3,600,000 for the year ended December 31, 2014 (including a deferred rent adjustment of approximately $143,000), which excludes approximately $1,834,000 of contingent costs that relate to real estate taxes and common area maintenance charges, among other expenses. In addition, the Company leases equipment under noncancelable operating leases. Rent expense for equipment was approximately $52,000 for the year ended December 31, 2014.

Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2014, excluding real estate taxes and other building operating costs, are as follows:

	Total	Facilities	Equipment
Year ending December 31:
2015	$3,727,497	$3,588,040	$139,457
2016	3,236,129	3,149,546	86,583
2017	2,706,005	2,706,005	–
2018	2,581,940	2,581,940	–
2019	2,425,245	2,425,245	–
Thereafter	3,813,083	3,813,083	–
Total minimum lease payments	$18,489,899	$18,263,859	$226,040

Future minimum lease payments for facilities rented from entities controlled by a member included above amount to approximately $12,432,000. These leases contain annual provisions for rent adjustments equal to the change in the prior year’s Consumer Price Index, but not to exceed 3% per annum. See Note 4.

Litigation - The Company is a party to routine legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position of the Company.

21

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

The Company is exposed to various risks of loss related to litigation resulting from claims of malpractice and maintains professional liability insurance with coverage amounts considered adequate by Company management. The Company’s claims-made policies provide coverage up to the policy limits for claims made during the policy term, subject to certain deductible requirements. The Company does not anticipate claims in excess of the policy limits. The Company amortizes the cost of the claims-made policies as insurance expense over the policy terms.

The policy covering the Company’s New York locations expires on November 4, 2015 and is retroactive for claims made on or after June 30, 2008. The policy covering the Company’s Florida locations expired on December 14, 2014 and is retroactive for claims made on or after September 17, 2001. The Company does not believe that any retroactive adjustment would be material. The Company purchased occurrence basis policies covering claims relating to services provided prior to these retroactive dates.

There are known claims and incidents that have been asserted, as well as claims from unknown incidents that may be asserted in the future, arising from services provided to patients as of the balance sheet date. The Company has recorded a liability of approximately $18,765,000 as of December 31, 2014, for the estimated ultimate costs of defending and settling such claims, including incurred but not reported claims.

The above amount is reported gross of estimated insurance recoveries receivable of approximately $15,710,000 as of December 31, 2014, as required by ASU 2010-24, “Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries.”

Regulatory inquiry - In April and August 2010, the Company received subpoenas from the U.S. Department of Health and Human Services Office of Inspector General (“OIG”) and, in April 2011, from the U.S. Attorney’s Office for the Eastern District of New York in connection with a joint investigation by the OIG and the U.S. Department of Justice (the “DOJ”) relating to certain of the Company’s billing practices. The Company responded to the subpoenas and cooperated in the investigation. The Company recorded a reserve of approximately $17,200,000 relating to this inquiry including legal fees through December 31, 2013.

Effective February 20, 2014, the Company entered in a settlement agreement with the OIG, the State of New Jersey, and the State of New York (collectively referred to as Government Entities) whereby the Company agreed to pay an aggregate amount of $15,500,000 plus interest. The settlement agreement is neither an admission of liability by the Company nor a concession by the Government Entities that their claims are not well founded. An initial payment of $6,000,000 plus interest (accrued beginning November 1, 2013) was paid on January 29, 2014. The remaining balance is to be paid in 19 quarterly payments with interest at 2.2 percent per annum commencing April 30, 2014. It was further agreed that in the event of certain changes in ownership of the Company, as defined, the unpaid balance of the settlement amount plus any accrued interest shall be immediately due.

22

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

Principal payment requirements of the settlement agreement obligation are as follows:

Years ending December 31:
2015	$2,000,000
2016	2,000,000
2017	2,000,000
2018	2,000,000
$8,000,000

As part of the settlement, effective February 19, 2014, the Company entered into a Corporate Integrity Agreement (“CIA”) with the OIG. The period of compliance obligations assumed by the Company under the CIA is five years from the effective date of the agreement. The five required one-year reporting periods commence on the effective date of the agreement. Key requirements of the agreement include, but are not limited to, appointing a compliance officer and compliance committee, implementing and distributing a written Code of Conduct, providing training on the CIA requirements and compliance program, engaging an Independent Review Organization to perform specified reviews during each reporting period, and providing annual reports for each reporting period with respect to the status of, and findings regarding the Company’s compliance activities. The agreement also specifies monetary and other penalties if the Company fails to comply with certain obligations under the CIA, including exclusion from Medicare and other federal health care programs in the event of the Company’s material breach (as defined) of the agreement. The Company believes it is in compliance with the requirements of the CIA.

9. Employee Savings Plan

The Company maintains an employee savings plan (the “Savings Plan”) under Section 401(k) of the Internal Revenue Code that covers all eligible employees, as defined, pursuant to the provisions of the Savings Plan. Participants may elect to defer annual compensation, subject to an annual limitation as provided by the Internal Revenue Code. The Company may make a discretionary contribution for the year. The Company did not make any discretionary contributions during the year ended December 31, 2014.

10. Business Interruption Insurance Recovery

During the year ended December 31, 2014, the Company recorded $877,500 in insurance recovery related to losses from Hurricane Sandy.

23

Diagnostic Imaging Group Holdings, LLC

and Related Companies

Combined Financial Report
December 31, 2013

Contents

Independent Auditor’s Report	25
Financial Statements:
Combined Balance Sheets	26
Combined Statements of Income	27
Combined Statements of Cash Flows	28
Combined Statements of Equity	29
Notes to Combined Financial Statements	30- 42

24

Independent Auditor's Report

To the Board of Directors

Diagnostic Imaging Group Holdings, LLC

Hicksville, New York

Report on the Financial Statements

We have audited the accompanying combined financial statements of Diagnostic Imaging Group Holdings, LLC and Related Companies, which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of income, cash flows and equity for the years then ended and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Diagnostic Imaging Group Holdings, LLC and Related Companies as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

New York, New York
April 7, 2014

25

Diagnostic Imaging Group Holdings, LLC and Related Companies

Combined Balance Sheets
December 31, 2013 and 2012

ASSETS	2013	2012

Current Assets:
Cash and cash equivalents	$1,592,566	$1,706,714
Patient services receivable, net of allowance for doubtful accounts of approximately $17,977,000 and $16,907,000, respectively	17,083,738	23,324,299
Deferred income tax assets	339,835	214,454
Estimated insurance recoveries receivable	4,281,550	3,255,035
Prepaid expenses and other current assets	3,217,195	4,089,216
Total current assets	26,514,884	32,589,718

Property and Equipment, net of accumulated depreciation and amortization of approximately $79,237,000 and $103,088,000, respectively	17,043,115	26,854,191
Goodwill	60,412,516	80,842,047
Noncompete Agreements, net of accumulated amortization of approximately $406,000 and $300,000, respectively	–	105,994
Financing Costs, net of accumulated amortization of approximately $2,205,000 and $577,000, respectively	545,102	2,173,679
Deferred Income Tax Assets, net	468,032	447,197
Estimated Insurance Recoveries Receivable, less current portion	10,204,439	10,610,843
Other Assets	1,188,072	1,259,346
Total assets	$116,376,160	$154,883,015

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$24,080,801	$15,204,022
Current portion of capital lease obligations	1,423,267	2,173,782
Current portion of long-term debt	32,813,883	1,394,115
Current portion of medical malpractice reserves	4,557,874	3,568,847
Total current liabilities	62,875,825	22,340,766

Capital Lease Obligations, less current portion	2,402,897	5,534,737
Long-Term Debt, less current portion	274,933	61,165,356
Medical Malpractice Reserves, less current portion	13,638,988	14,153,483
Other Liabilities	8,075,000	6,200,000
Total liabilities	87,267,643	109,394,342

Equity:
Doshi Diagnostic Imaging Services, P.C.:
Additional paid-in capital	125,000	125,000
Accumulated deficit	(21,017,216)	(18,876,609)
Less loans receivable from stockholder	(7,141,385)	(7,141,385)
Total stockholder's deficit	(28,033,601)	(25,892,994)

Diagnostic Imaging Group Holdings, LLC and Subsidiaries:
Members' capital	57,323,482	71,563,031
Less receivable from members - net	(181,364)	(181,364)
Total members' equity	57,142,118	71,381,667
Total equity	29,108,517	45,488,673
Total liabilities and equity	$116,376,160	$154,883,015

See Notes to Combined Financial Statements.

26

Diagnostic Imaging Group Holdings, LLC and Related Companies

Combined Statements of Income

Years Ended December 31, 2013 and 2012

	2013	2012
Revenue:
Net patient services revenue	$82,981,162	$81,370,264
Capitation revenue	5,732,269	5,965,614
Total revenue	88,713,431	87,335,878

Expenses:
Salaries, related benefits and other compensation	42,364,096	41,580,938
Other general and administrative expenses	41,996,589	33,523,337
Medical supplies	3,015,785	3,628,159
Depreciation and amortization	8,701,589	7,616,541
Provision for bad debts	3,921,501	3,013,893
Total expenses	99,999,560	89,362,868

Operating loss	(11,286,129)	(2,026,990)

Other Income (Expense):
Interest expense	(3,580,410)	(4,564,789)
Amortization of bond discount	–	(510,086)
Gain on disposal of equipment	–	5,500
Total other expense, net	(3,580,410)	(5,069,375)

Loss from continuing operations before income taxes	(14,866,539)	(7,096,365)

Provision (Benefit) for Income Taxes:
Current	15,031	16,884
Deferred	(146,216)	(74,619)
Total income tax benefit	(131,185)	(57,735)

Loss from continuing operations	(14,735,354)	(7,038,630)

Discontinued Operations:
Gain (loss) from discontinued operations, including gain (loss) on disposal of $19,264,781 in 2013 and $(802,587) in 2012	18,784,729	(2,516,237)
Loss from disposal of goodwill	(20,429,531)	(2,833,692)

Loss from discontinued operations	(1,644,802)	(5,349,929)

Net loss	$(16,380,156)	$(12,388,559)

See Notes to Combined Financial Statements.

27

Diagnostic Imaging Group Holdings, LLC and Related Companies

Combined Statements of Cash Flows
Years Ended December 31, 2013 and 2012

	2013	2012
Cash Flows From Operating Activities:
Net loss	$(16,380,156)	$(12,388,559)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,681,002	11,429,966
Provision for bad debts	3,921,501	8,272,521
(Gain) loss on disposal of assets	(19,264,781)	802,587
Loss on disposal of goodwill	20,429,531	2,833,692
Deferred income taxes	(146,216)	(74,619)
Changes in operating assets and liabilities:
Patient services receivable	(5,071,557)	(4,061,067)
Prepaid expenses and other current assets	872,021	(1,168,327)
Other assets	71,274	447,566
Accounts payable and accrued expenses	9,008,682	94,265
Medical malpractice reserves, net	(145,579)	(33,273)
Other liabilities	1,875,000	(99,736)

Net cash provided by operating activities	5,850,722	6,055,016

Cash Flows From Investing Activities:
Purchase of property and equipment	(2,572,087)	(3,360,484)
Proceeds from sale of assets	28,020,809	327,550

Net cash provided by (used in) investing activities	25,448,722	(3,032,934)

Cash Flows From Financing Activities:
Principal payments on long-term debt	(29,375,005)	(23,579,793)
Principal payments on capital lease obligations	(2,098,587)	(2,591,551)
Proceeds from long-term debt financing	60,000	–
Contributions from members	–	25,500,000
Distributions	–	(175,000)
Financing costs	–	(2,750,432)

Net cash used in financing activities	(31,413,592)	(3,596,776)

Net decrease in cash and cash equivalents	(114,148)	(574,694)

Cash and Cash Equivalents:
Beginning	1,706,714	2,281,408
Ending	$1,592,566	$1,706,714

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$3,536,395	$4,837,214
Cash paid for income taxes	$14,981	$16,884

Supplemental Disclosure of Noncash Investing and Financing Activity:
Equipment financed under capital leases	$848,459	$1,226,254

See Notes to Combined Financial Statements.

28

Diagnostic Imaging Group Holdings, LLC and Related Companies

Combined Statements of Equity

Years Ended December 31, 2013 and 2012

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Loans Receivable From Stockholder	Members' Capital	Receivable From Members - Net	Total Equity
Balance, December 31, 2011	$–	$125,000	$(12,660,792)	$(7,141,385)	$52,410,773	$(181,364)	$32,552,232
Net Loss	–	–	(6,040,817)	–	(6,347,742)	–	(12,388,559)
Contributions from Members	–	–	–	–	25,500,000	–	25,500,000
Distributions	–	–	(175,000)	–	–	–	(175,000)
Balance, December 31, 2012	–	125,000	(18,876,609)	(7,141,385)	71,563,031	(181,364)	45,488,673
Net Loss	–	–	(2,140,607)	–	(14,239,549)	–	(16,380,156)
Balance, December 31, 2013	$–	$125,000	$(21,017,216)	$(7,141,385)	$57,323,482	$(181,364)	$29,108,517

See Notes to Combined Financial Statements.

29

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Organization, Discontinued Operations and Management's Plan

Organization: The principal business of Diagnostic Imaging Group Holdings, LLC ("DIGH"), a Delaware limited liability company ("LLC"), and its subsidiaries and related companies (collectively, the "Company"), is as follows.

Doshi Diagnostic Imaging Services, P.C. ("DDIS") and New Signet, LLC ("New Signet"), a Delaware LLC, are principally engaged in the business of establishing and operating fixed-site diagnostic imaging and radiology facilities that provide all types of outpatient radiological services, including X-rays, C-T scans, mammographs and MRIs.

New PrimeCare, LLC ("New PrimeCare"), a Delaware LLC, provides payor contracting, billing and collection, and other administrative services to DDIS.

New PrimeCare and New Signet are wholly owned by Diagnostic Imaging Group, LLC ("DIG").

DDIS operates 24 facilities in the New York City boroughs of Manhattan, Brooklyn, Bronx and Queens, and in Nassau County. New Signet operated 10 facilities in Florida through September 30, 2013.

Discontinued Operations: Effective September 30, 2013, the Company sold all the assets of the 10 facilities of New Signet located in Florida. The disposed assets consisted primarily of accounts receivable and equipment with a net book value of approximately $11,353,000. The liabilities assumed by the buyer consisted primarily of capital lease obligations and accounts payable of approximately $4,861,000. As part of the agreement, on the first anniversary of the closing date, the Company guaranteed that the net working capital, as defined in the agreement, would not be less than $4,000,000. Additionally, the Company sold the Central Park West facility in New York in February 2013. The operating results of these 11 centers are reported in the loss from discontinued operations in the accompanying combined statements of income for the years ended December 31, 2013 and 2012, respectively. Included in the loss on disposal of assets within discontinued operations is a noncash charge of approximately $20,430,000 related to relative goodwill of those disposed centers.

Effective July 1, 2012, the Company sold two facilities located in West Florida (see Note 4). Additionally, the Company closed the Salisbury and South Miami, Florida facilities in May and August 2012, respectively. The facilities no longer met the Company's long-term strategic growth criteria. The assets disposed consisted primarily of equipment with a net book value of approximately $2,110,000. The liabilities assumed by the buyer consisted of capital lease obligations of approximately $1,165,000. The operating results of these four centers are reported in the loss from discontinued operations in the accompanying combined statement of income for the year ended December 31, 2012. Included in the loss on disposal of assets within discontinued operations is a noncash charge of approximately $2,834,000 related to the relative goodwill of those disposed centers.

Management's Plan: The Company has reported losses from continuing operations of approximately $14,867,000 and $7,096,000, respectively, during the years ended December 31, 2013 and 2012. The Company has taken numerous measures during 2013 and early 2014 to improve its future profitability. During 2013, facilities that did not meet the Company's long-term growth projections were sold and the related proceeds were used to reduce debt. Cost containment programs were put into effect that are expected to result in aggregate expense reductions of approximately $2,000,000 during 2014. The reduction of debt resulting from the September 2013 sale of the Florida facilities should reduce interest expense by approximately $1,500,000 in 2014. In addition, the 2013 results include several expenses that the Company does not expect to recur to the same degree, if at all. One-time expenses in excess of $11,500,000 associated with the regulatory inquiry discussed in Note 8 should be greatly reduced as the Company expects that the inquiry will be concluded in 2014. Additionally, the Company incurred approximately $869,000 related to its reduction of debt related to its credit agreement discussed in Note 5. Lastly, in 2013, the Company recorded a noncash charge of approximately $1,296,000 relating to changes in the estimated collectibility of 2012 and prior patient services receivable. It is the Company's expectation that the cost containment measures and the effects of these nonrecurring expenses will result in improved profitability in 2014.

30

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies

Principles of Combination: The combined financial statements include the consolidated financial statements of DIGH and its wholly owned subsidiary, DIG, and New PrimeCare and New Signet, which are wholly owned by DIG. The combined financial statements also include the financial statements of DDIS, which is operating under common management with DIGH. All significant intercompany accounts and transactions have been eliminated in combination.

Cash and Cash Equivalents: The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances that may, at times, exceed federally insured limits. There was no restricted cash at December 31, 2013 or December 31, 2012.

Patient Services Receivable and Allowance for Doubtful Accounts: Patient services receivable are reported at their outstanding unpaid balances reduced by allowances for contractual discounts and doubtful accounts. Patient services receivable are charged against the allowance for doubtful accounts when management believes that collectibility of the amount is unlikely. These receivables are stated at the amounts collectible from payors, which are generally less than the established billing rates of the Company. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowances for contractual discounts and doubtful accounts in the combined financial statements. Recoveries of patient services receivable previously written off are recorded when received.

The allowance for doubtful accounts is an amount that management believes will be adequate to absorb estimated losses on existing accounts receivable based on an evaluation of the collectibility of patient services receivable and prior bad debt experience. This evaluation also takes into consideration factors such as: changes in the nature and volume of the patient services receivable, overall patient services receivable quality, review of specific patient services receivable balances, and current economic conditions that may affect the customer's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

During 2013, the Company recorded a noncash charge relating to changes in the estimated collectibility of 2012 and prior patient services receivable of approximately $1,296,000. During 2012, the Company recorded a noncash charge relating to changes in the estimated collectibility of 2011 and prior patient services receivable of approximately $7,524,000.

Concentrations of Credit Risk: The Company grants credit to its patients, most of whom are insured under third-party payor agreements. The mix of patient services receivable, net of allowances for contractual discounts and doubtful accounts, at December 31, 2013 and 2012, is as follows:

	2013	2012
Commercial insurance and managed care	37%	42%
No-fault insurance and workers' compensation	57%	47%
Medicare	4%	4%
Medicaid	1%	1%
Collections and other accounts	1%	6%
	100%	100%

Revenue Recognition and Patient Service Revenue: The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered. Revenue is recognized when services are performed.

31

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (Continued)

The current Medicaid, Medicare and other third-party payor programs are based on extremely complex laws and regulations that are subject to interpretation. As a result, there is a reasonable possibility that recorded estimates will change by a material amount in the near term. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered and adjusted in future periods as additional information becomes available or final settlements are determined.

Laws and regulations governing healthcare programs are complex and subject to interpretation, for which action for noncompliance includes fines, penalties, and exclusion from the Medicare and Medicaid programs. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigation involving allegations of potential wrongdoing that could have a material effect on the accompanying combined financial statements, except for the regulatory inquiry described in Note 8.

Capitation Revenue: Under certain managed care contracts with health maintenance organizations, the Company receives a monthly premium for each enrollee for which the Company is obligated to provide its services during the terms of enrollment. The premium revenue, which is based on individual contracts, is recognized during the period in which the Company is obligated to provide services.

Property and Equipment: Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets between three to fifteen years. Leasehold improvements are amortized on a straight-line basis over the shorter of the terms of the respective leases or their estimated useful lives. Repairs and maintenance expenditures are expensed as incurred.

Goodwill: Acquisitions are accounted for using the purchase method, which requires allocation of the purchase price to assets acquired and liabilities assumed based on estimated fair values. Any excess of the purchase price over the fair value of the assets and liabilities acquired is recorded as goodwill. Allocations of the purchase price are based on preliminary estimates and assumptions at the date of acquisition and are subject to revision based on final information received, including appraisals and other analyses that support underlying estimates.

The Company performs a goodwill impairment test annually or more frequently if events or circumstances indicate that an impairment loss may have been incurred. The impairment test requires that the Company estimate and compare the fair value of its reporting units to their carrying value, including goodwill. Fair value is determined through the use of projected future cash flows and other factors. Such analysis requires the use of certain future market assumptions and discount factors, which are subjective in nature.

In prior years, the assets and liabilities of New PrimeCare and DDIS were recorded at the historical cost basis of the predecessor or continuing entity inasmuch as the net assets were acquired in connection with business combinations between entities under common control. The net assets of other acquired businesses, including New Signet, have been recorded under the purchase method of accounting.

In 2013, in connection with the sales of the 10 Florida and one New York facilities, the Company recorded a noncash loss related to the estimated goodwill of those facilities of approximately $20,430,000. In connection with the sale of two Florida facilities in 2012, the Company recorded a noncash loss related to the estimated goodwill of those facilities of approximately $2,834,000.

Long-Lived Assets: The Company reviews the carrying amounts of its long-lived assets by determining their ultimate recoverability using future undiscounted cash flow analyses whenever events or changes in circumstances indicate that such carrying amounts may not be recoverable. No significant impairment losses were recorded during the years ended December 31, 2013 and 2012.

32

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (Continued)

Other Intangible Assets: Other intangible assets include noncompete agreements and deferred financing costs. Amortization of noncompete agreements is computed on a straight-line basis over periods of two to five years. Amortization of financing costs is provided on a straight-line basis over the term of the related debt. Amortization expense for other intangible assets during the years ended December 31, 2013 and 2012 was approximately $1,735,000 and $383,000, respectively.

Fair Value of Financial Instruments: The carrying amount of cash and cash equivalents, patient services receivable, notes and other receivables (included in prepaid and other assets), accounts payable and accrued expenses, and due from/to related companies approximate their estimated fair values due to their short maturities. The Company estimates that the carrying amount of the long-term debt approximates its estimated fair value because the stated rates of interest approximate market rates of interest for similar loans for businesses in the same industry and similar size.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In addition to the allowances for doubtful accounts and contractual discounts discussed above, estimates used in assessing the recoverability of goodwill and long-lived assets, and estimated losses for medical malpractice claims, could materially change in the near term from those used at December 31, 2013 and 2012.

Income Taxes: DIGH and its subsidiaries ("DIGHS") are organized as a limited liability company and, therefore, are exempt from federal and applicable state income taxes and, therefore, there is no provision made for federal and applicable state income taxes in the accompanying combined financial statements. However, New York City ("NYC") imposes a tax based on net taxable income as allocated to NYC and a provision has been recorded. All income, gains, losses and credits retain their character and pass through directly to the individual members. No member is liable, in its capacity as member, for any debt obligation or liability of DIGHS or for the repayment of any capital contributions of any other member.

Deferred income tax assets and liabilities pertaining to NYC unincorporated business income taxes are recognized for the future income tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Future income tax benefits are recognized to the extent that realization of such benefits is more likely than not. Valuation allowances are established against deferred tax assets whenever circumstances indicate that it is more likely than not that such assets will not be realized in future periods.

As of December 31, 2013, DIGHS remained subject to examination for its federal, state and local income tax returns for the years 2009 through 2012 pursuant to the provisions of respective tax jurisdictions.

DDIS is taxed under the Subchapter S provisions of the Internal Revenue Code and applicable New York State ("NYS") income tax law. Accordingly, DDIS has not provided for federal and NYS income taxes since all income is passed through directly to the stockholder. DDIS files its federal and applicable state and city income tax returns following the cash basis of accounting. However, DDIS is subject to general corporation tax pursuant to the provisions of NYC tax regulations. DDIS did not make provisions for general corporation taxes as DDIS incurred losses for the years ended December 31, 2013 and 2012. Deferred income taxes have been provided on a net operating loss carryforward of approximately $1,822,000 and $2,884,000, respectively, at December 31, 2013 and 2012.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (Continued)

As of December 31, 2013, DDIS remained subject to examination for its federal, state and local income tax returns for the years 2009 through 2012 pursuant to the provisions of respective tax jurisdictions.

For income tax purposes, a single-member LLC is treated as a division of its single-member entity. Accordingly, DIG, New PrimeCare and New Signet are not subject to income taxes as entities. DIGH's taxable income or loss is reportable by its members. The Operating Agreement (the "Agreement") provides for distributions to the members to be made at least quarterly, in proportion to their sharing percentages, as defined, so the members may make their estimated, or actual, income tax payments as necessary ("Tax Distributions"). The Agreement provides that distributions other than Tax Distributions may be made to the members first, in proportion to their respective total capital contributions, as defined, and second, in proportion to their sharing percentages, as defined, subject to certain other provisions of the Agreement. The allocation of income or loss to the members is subject to certain regulations in the Internal Revenue Code.

Advertising: Advertising costs are charged to expense when incurred. Advertising expenses for the years ended December 31, 2013 and 2012 amounted to approximately $29,000 and $21,000, respectively.

Employee Health Plans: The Company maintains a self-insurance plan through a third-party administrator for healthcare costs. The Company is liable for claims up to $150,000 for each individual per year. In addition, the Company maintains certain excess risk insurance with a highly rated insurance company to cover claims that exceed the annual limit, up to $1,000,000 per individual during such individual's lifetime. Self-insurance costs are accrued based on the aggregate of the liability for reported claims and an estimated liability for claims incurred but not yet reported. Costs, net of employee contributions, for the Company's healthcare self-insurance program for the years ended December 31, 2013 and 2012 were approximately $1,174,000 and $1,211,000, respectively.

Accounting for Uncertainty in Income Taxes: The Company follows the accounting standard on accounting for uncertainty in income taxes codified in Accounting Standards Codification ("ASC") 740, Income Taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the combined financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. Management evaluated the Company's tax positions and concluded that the Company had taken no uncertain tax provisions that require adjustment to the combined financial statements to comply with the provisions of this guidance.

Economic Conditions: Current economic conditions, including high unemployment and tight credit, could adversely impact the Company's future business and financial results. These conditions could result in reduced demand for the Company's services, increased number of days to collect outstanding receivables, greater difficulty in complying with restrictive covenants and in obtaining financing, if required, on favorable terms or at all. These and other factors may affect the value of the Company's receivables and long-lived assets, and may require the Company to record impairment charges.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements: In July 2012, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 states that an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with ASC Subtopic 350-30 Intangibles - Goodwill and Other, General Intangibles Other than Goodwill. Under the guidance in ASU 2012-02, an entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. The Company adopted the provisions of ASU 2012-02 effective January 1, 2013, with no impact on its combined financial statements.

In January 2014, the FASB issued ASU 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill. This ASU introduces an accounting alternative for private companies that simplifies and reduces the costs associated with the subsequent accounting for goodwill. The effects of a private company electing the accounting alternative as its accounting policy for goodwill include amortizing goodwill over a period not to exceed 10 years, choosing to test goodwill for impairment at either the entity level or the reporting unit level, testing goodwill for impairment only when there is a triggering event, and testing and measuring goodwill for impairment by comparing the fair value of the entity (or reporting unit) to its carrying amount. If the accounting alternative is elected, all aspects of the ASU must be elected. The provisions of ASU 2014-02, if elected, are effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015, and early adoption is permitted. The Company is assessing whether to adopt the accounting alternative provided by ASU 2014-02.

Reclassifications: Certain amounts in the 2012 combined financial statements have been reclassified for comparative purposes to conform to the presentation in the 2013 combined financial statements. These reclassifications had no effect on the previously reported combined net income or total equity.

Subsequent Events: The Company has evaluated subsequent events through April 7, 2014, the date the combined financial statements were available to be issued.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 3. Property and Equipment

A summary of property and equipment as of December 31, 2013 and 2012 is as follows:

	2013	2012
Medical equipment	$58,870,880	$89,216,048
Office equipment and fixtures	12,529,826	13,086,007
Automobiles	181,690	184,179
Leasehold improvements	24,698,070	27,009,811
	96,280,466	129,496,045
Less accumulated depreciation and amortization	(79,237,351)	(103,088,207)
	17,043,115	26,407,838
Construction-in-progress	–	446,353
	$17,043,115	$26,854,191

Property and equipment includes assets recorded under capitalized leases totaling approximately $9,146,000 and $13,352,000, respectively, at December 31, 2013 and 2012. Accumulated amortization attributable to assets recorded under capitalized leases was approximately $5,943,000 and $7,178,000, respectively, at December 31, 2013 and 2012. Depreciation and amortization expense was approximately $8,946,000 and $10,550,000, respectively, for the years ended December 31, 2013 and 2012.

Note 4. Related Party Transactions

Operating Leases: The Company had operating lease agreements with entities controlled by a member for the rental of 19 diagnostic imaging and radiology facilities, the corporate office and a storage unit during the years ended December 31, 2013 and 2012. As a result of the sale of the Florida assets, 11 diagnostic imaging and radiology facility agreements remain at December 31, 2013. The leases have varying terms expiring through 2026. Rent expense related to these operating lease agreements for the years ended December 31, 2013 and 2012 was approximately $1,900,000 and $2,883,000, respectively. This excludes approximately $2,616,000 and $2,032,000, respectively, of contingent costs that relate to real estate taxes and common area maintenance charges for the years ended December 31, 2013 and 2012.

Receivables From Stockholder: At December 31, 2013 and 2012, DDIS had outstanding, noninterest-bearing demand loans due from a stockholder in the amount of $7,141,385, which have been classified as a reduction of stockholders’ equity in the accompanying combined financial statements. Subsequent to December 31, 2013, $7,000,000 of the loan was repaid by the stockholder.

Receivables From Members: At December 31, 2013 and 2012, DIGH had outstanding, noninterest-bearing demand loans due from members in the net amount of $181,364, which have been classified as a reduction of members' equity in the accompanying combined financial statements. Subsequent to December 31, 2013, these loans were repaid in full by the members.

Other Related Party Transactions: The Company contracts with an entity owned by a family member of one of the Company's members for various architectural services. Amounts paid to the entity during the years ended December 31, 2013 and 2012 were approximately $71,000 and $3,000, respectively.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 4. Related Party Transactions (Continued)

On July 1, 2012, the Company entered into an asset purchase agreement with a family member of one of the Company's members for the sale and transfer of the assets (excluding cash, security deposits and accounts receivable) of two of its Florida facilities. In connection with the sale, the buyer assumed substantially all of the facilities' third-party payor, employment and lease agreements. No cash consideration was paid but the buyer assumed capital lease obligations totaling $1,164,619, as of June 30, 2012. The Company recognized a loss on disposal of fixed assets of approximately $946,000 in connection with the sale.

At December 31, 2013 and 2012, the Company had outstanding amounts due to related parties under operating lease arrangements of approximately $104,000 and $98,000, respectively, which are included in accounts payable.

Effective July 1, 2010, the related entities owned by one of the Company's members with certain other family members entered into amended operating lease agreements whereby a reduction in annual lease rentals was negotiated based upon market rates. Overall annual lease rental on these properties was reduced by approximately $1,500,000. Effective April 1, 2012, the reduction in annual lease rentals on these properties was terminated. The Company has adjusted its operating lease commitments prospectively in Note 8 based upon these amended arrangements.

Note 5. Long-Term Debt and Capital Leases

Credit Agreement: On May 4, 2005, DIG entered into a credit agreement with a group of financial institutions. The credit agreement provides for a term loan in the maximum amount of $110,000,000 and a revolving loan in the maximum amount of $25,000,000. Effective May 2010, the Company elected to terminate the revolving loan agreement.

Under the term loan agreement, DIG has the option of electing an interest rate based on either A) the greater of 1) the Prime Rate or 2) the Federal Funds Effective Rate, plus 2%, plus an additional 2% to 2.75% based on the Leverage Ratio, as defined, to be determined annually, or B) LIBOR multiplied by the Statutory Reserve Rate, as defined, plus an additional 3% to 3.75% based on the Leverage Ratio, as defined, to be determined annually. On May 4, 2005, DIG borrowed the maximum amount of $110,000,000 under the term loan agreement, which matured on May 4, 2012. The interest rate in effect for borrowings under the term loan was approximately 5.75% at December 31, 2013 and 2012. In addition to monthly payments of interest, the agreement provides for quarterly payments of principal in the amount $275,000 beginning on June 30, 2005. Beginning with the year ended December 31, 2006, DIG was required to pay additional principal in an amount based on excess cash flow, as defined. Advances under the credit agreement are guaranteed jointly and severally by DIGH, New PrimeCare, New Signet and other related parties, and collateralized by DIGH's equity interest in DIG, and DIG's equity interest in New PrimeCare and New Signet, as well as substantially all of the assets of DIG and the guarantors.

In May 2012, DIGH, DIG and the lenders agreed to amend and restate the existing credit agreement. The Company incurred approximately $2,550,000 in financing costs as a result of the amendment to the existing credit agreement. As of the amendment effective date, and after giving effect to a $22,500,000 voluntary prepayment, the aggregate amount of the term loans outstanding was $62,514,400. The loans require quarterly payments of principal in the amount $275,000 beginning on June 30, 2012 to March 31, 2014 with the balance of $60,314,400 due at the maturity date of May 4, 2014. At December 31, 2013 and 2012, the outstanding balances under the term loans amounted to $32,575,000 and $61,675,000, respectively.

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DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 5. Long-Term Debt and Capital Leases (Continued)

On January 24, 2014, the Company entered into an agreement with the lenders whereby the Company paid the lenders an aggregate amount of approximately $30,214,000, which included certain administration fees, in full payment of the outstanding debt under the credit agreement. The agreement stipulated that if the Company enters into a sales transaction, as defined in the agreement, to an unaffiliated third party within one year of the agreement, the Company will pay the lenders an amount equal to the lesser of the excess of the sales consideration over a threshold amount, as defined, and the discounted amount.

During 2010, New PrimeCare and New Signet entered into various unsecured notes payable in the aggregate amount of $1,143,346 to finance equipment-related construction costs. The loans bear interest at 8.09% per annum and are payable in 60 consecutive monthly installments of principal and interest in the aggregate amount of $23,241, commencing July 2010.

During 2012, New PrimeCare entered into unsecured notes payable in the amount of $300,000 to finance equipment-related construction costs. The loans bear interest at 5.75% per annum and are payable in 60 consecutive monthly installments of principal and interest in the aggregate amount of $6,396, commencing January 2012.

During 2013, New PrimeCare entered into various unsecured notes payable in the amount of $60,000 to finance equipment. The loans bear interest at 4.19% per annum and are payable in 60 consecutive monthly installments of principal and interest in the aggregate amount of $1,110, commencing December 2013.

The outstanding balances under the aforesaid notes payable totaled approximately $514,000 and $884,000, respectively, at December 31, 2013 and 2012.

Scheduled Maturities: Scheduled maturities of long-term debt and capital lease obligations pursuant to the original agreements are as follows:

	Total	Credit Agreement	Capital Lease Obligations	Other Notes Payable
Year ending December 31,
2014	$34,466,480	$32,575,000	$1,652,597	$238,883
2015	1,516,625	–	1,349,919	166,706
2016	1,197,585	–	1,112,825	84,760
2017	133,425	–	120,848	12,577
2018	10,890	–	–	10,890
	$37,325,005	$32,575,000	4,236,189	$513,816
Less amount representing interest			410,025
			$3,826,164

At December 31, 2013 and 2012, New PrimeCare had approximately $3,826,000 and $4,802,000, of capital lease obligations, at varying rates of imputed interest from 2.5% to 16.5%, collateralized by leased equipment.

38

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 6. Income Taxes

The (benefit) provision for DIGH's NYC unincorporated business tax and DDIS's NYC general corporation tax, net of related deferred income taxes, amounted to approximately $(131,000) and $(58,000), respectively, for the years ended December 31, 2013 and 2012.

Significant components of the Company's deferred income tax assets and liabilities as of December 31, 2013 and 2012 are as follows:

2013	Total Current Deferred Income Tax Assets	Total Noncurrent Deferred Income Tax Assets, Net	Deferred Income Tax Assets		Deferred Income Tax Liabilities
			Current	Noncurrent	Noncurrent
DIGH
Deferred Income Tax Assets (Liabilities):
Allowance for doubtful accounts	$88,247	$–	$88,247	$–	$–
Property and equipment	–	(113,034)	–	–	(113,034)
Goodwill	–	119,984	–	119,984	–
Other intangible assets	–	2,283	–	4,750	(2,467)
Medical malpractice accruals	3,903	48,516	3,903	48,516	–
Accrual towards regulatory matters	240,142	–	240,142	–	–
Accrued health insurance	3,559	–	3,559	–	–
Accrued bonuses	737	–	737	–	–
NYC disposition adjustment	3,247	–	3,247	–	–
NYC depreciation modifications	–	259,453	–	259,453	–
	339,835	317,202	339,835	432,703	(115,501)
DDIS
Deferred Income Tax Assets:
Net operating loss carryforward	–	150,830	–	150,830	–
Total deferred income tax assets (liabilities)	$339,835	$468,032	$339,835	$583,533	$(115,501)

The Company has recorded total deferred income tax assets of approximately $808,000 under current and noncurrent deferred income tax assets of approximately $340,000 and $468,000, respectively, in the accompanying combined balance sheet as of December 31, 2013. The Company did not record a valuation allowance as of December 31, 2013 as management believes that it is more likely than not that deferred income tax assets will be utilized against future taxable income based upon the Company's expected financial performance in the future. The Company will assess the realization of deferred tax assets on an ongoing basis.

39

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 6. Income Taxes (Continued)

		Total			Deferred
	Total Current	Noncurrent			Income Tax
	Deferred	Deferred	Deferred Income Tax Assets		Liabilities
	Income Tax	Income Tax
2012	Assets	Assets, Net	Current	Noncurrent	Noncurrent
DIGH
Deferred Income Tax Assets
(Liabilities):
Allowance for doubtful accounts	$116,858	$–	$116,858	$–	$–
Property and equipment	–	(76,430)	–	–	(76,430)
Goodwill	–	(30,879)	–	–	(30,879)
Other intangible assets	–	2,973	–	5,176	(2,203)
Medical malpractice accruals	4,433	50,043	4,433	50,043	–
Accrual towards regulatory matters	87,581	–	87,581	–	–
Accrued health insurance	3,504	–	3,504	–	–
Accrued bonuses	594	–	594	–	–
NYC disposition adjustment	1,484	–	1,484	–	–
NYC depreciation modifications	–	262,699	–	262,699	–
	214,454	208,406	214,454	317,918	(109,512)
DDIS
Deferred Income Tax Assets:
Net operating loss carryforward	–	238,791	–	238,791	–
Total deferred income tax assets (liabilities)	$214,454	$447,197	$214,454	$556,709	$(109,512)

The Company has recorded total deferred income tax assets of approximately $662,000 under current and noncurrent deferred income tax assets of approximately $215,000 and $447,000, respectively, in the accompanying combined balance sheet as of December 31, 2012. The Company did not record a valuation allowance as of December 31, 2012 as management believes that it is more likely than not that deferred income tax assets will be utilized against future taxable income based upon the Company's expected financial performance in the future. The Company will assess the realization of deferred tax assets on an ongoing basis.

Note 7. Stockholder's Equity

At December 31, 2013 and 2012, 200 shares of no par value DDIS common stock is authorized, consisting of one share of Class A voting common stock issued and outstanding and 199 shares of Class B nonvoting common stock issued and outstanding.

Note 8. Commitments and Contingencies

Operating Leases: The Company leases office space under noncancelable operating leases. In addition to minimum rentals, the office leases contain provisions for additional payments for increases in property taxes and building operating costs. Rent expense for office space was approximately $4,503,000 and $4,866,000, respectively, for the years ended December 31, 2013 and 2012, which excludes approximately $2,616,000 and $3,050,000, respectively, of contingent costs that relate to real estate taxes and common area maintenance charges, among other expenses. In addition, the Company leases equipment under noncancelable operating leases. Lease expense for equipment was approximately $176,000 and $551,000, respectively, for the years ended December 31, 2013 and 2012.

40

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 8. Commitments and Contingencies (Continued)

Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2013 excluding real estate taxes and other building and operating costs, are as follows:

	Total	Facilities	Equipment
Year ending December 31,
2014	$4,057,125	$3,665,004	$392,121
2015	3,956,929	3,592,014	364,915
2016	3,655,765	3,343,724	312,041
2017	3,150,688	2,925,230	225,458
2018	2,718,925	2,517,686	201,239
Thereafter	10,421,532	9,957,766	463,766

Total minimum lease payments	$27,960,964	$26,001,424	$1,959,540

Future minimum lease payments for facilities rented from entities controlled by a member amount to approximately $9,500,000. These leases contain annual provisions for rent adjustments equal to the change in the prior-year Consumer Price Index, but not to exceed 5% per annum.

Litigation: The Company is a party to routine legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position of the Company.

Medical Malpractice Claims: The Company is exposed to various risks of loss related to litigation resulting from claims of malpractice and maintains professional liability insurance with coverage amounts considered adequate by Company management. The Company purchases claims-made policies that provide coverage up to the policy limits for claims made during the policy term, subject to certain deductible requirements. The Company does not anticipate claims in excess of the policy limits. The Company amortizes the cost of the claims-made policies as insurance expense over the policy terms.

The policy covering the Company's New York locations expires on November 3, 2014 and is retroactive for claims made on or after June 30, 2008. The policy covering the Company's former Florida locations expires on December 14, 2014 and is retroactive for claims made on or after September 17, 2001. The premium is subject to retroactive audit adjustment. The Company does not believe that any retroactive adjustment would be material. The Company purchased occurrence basis policies covering claims relating to services provided prior to these retroactive dates.

There are known claims and incidents that have been asserted, as well as claims from unknown incidents that may be asserted in the future, arising from services provided to patients as of the balance sheet date. The Company has recorded a liability of approximately $18,197,000 and $17,722,000, respectively, as of December 31, 2013 and 2012, for the estimated ultimate costs of defending and settling such claims, including incurred but not reported claims.

The above amounts are reported gross of estimated insurance recoveries receivable of approximately $14,486,000 and $14,581,000 as of December 31, 2013 and 2012, respectively, as required by ASU 2010-24, Health Care Entities (Topic 954) — Presentation of Insurance Claims and Related Insurance Recoveries.

41

DIAGNOSTIC IMAGING GROUP HOLDINGS, LLC AND RELATED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 8. Commitments and Contingencies (Continued)

Regulatory Inquiry: In April and August 2010, the Company received subpoenas from the U.S. Department of Health and Human Services Office of Inspector General (“OIG”) and, in April 2011, from the U.S. Attorney's Office for the Eastern District of New York in connection with a joint investigation by the OIG and the U.S. Department of Justice (the “DOJ”) relating to certain of the Company's billing practices. In September 2010, the Company entered into an agreement with the DOJ tolling until February 12, 2012 any civil or administrative claims that the U.S. may have against the Company arising from this investigation. On November 18, 2011, the DOJ informed the Company that it intends to serve an additional subpoena relating to the ongoing investigation. The Company received a further subpoena dated December 12, 2012 requesting information specific to the Company's cardiac stress testing in its prior New Jersey operations identical to information that had previously been requested in connection with New York and Florida. The Company has responded that it did not provide cardiac stress testing in New Jersey. The Company has responded to the subpoenas and is cooperating in the investigation. At December 31, 2013, the Company recorded a reserve of approximately $17,200,000 relating to this inquiry, of which $9,125,000 is included in accounts payable and accrued expenses and $8,075,000 in other liabilities. At December 31, 2012, the Company recorded a reserve of approximately $6,200,000 in other liabilities.

Effective February 20, 2014, the Company entered in a settlement agreement with the OIG, the State of New Jersey, the State of New York (collectively referred to as Government Entities) and certain relators whereby the Company agreed to pay an aggregate amount of $15,500,000 plus interest. The settlement agreement is neither an admission of liability by the Company nor a concession by the Government Entities and relators that their claims are not well founded. An initial payment of $6,000,000 plus interest was paid on January 29, 2014. The remaining balance is to be paid in 19 quarterly payments with interest at 2.2 percent per annum commencing April 30, 2014. It was further agreed that in the event of any transaction whereby the voting securities of the Company are less than 50% or the sale of substantially all the assets of the Company, the unpaid balance of the settlement amount plus interest shall be immediately due.

As part of the settlement, effective February 19, 2014, the Company entered into a Corporate Integrity Agreement (“CIA”) with the OIG. The period of compliance obligations assumed by the Company under the CIA is five years from the effective date of the agreement. Each of the five required reporting periods commence on the anniversary of the effective date of the agreement. Key requirements of the agreement include, but are not limited to, appointing a compliance officer and compliance committee, implementing and distributing a written Code of Conduct, providing training on the CIA requirements and compliance program, engaging an Independent Review Organization to perform specified reviews during each reporting period, and providing annual reports for each reporting period with respect to the status of, and findings regarding the Company's compliance activities. The agreement also specifies monetary and other penalties if the Company fails to comply with certain obligations under the CIA, including exclusion from Medicare and other federal health care programs in the event of the Company's material breach (as defined) of the agreement. The Company believes it is compliance with the requirements of the CIA.

Note 9. Employee Savings Plan

The Company maintains an employee savings plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code that covers all eligible employees, as defined, pursuant to the provisions of the Savings Plan. Participants may elect to defer their annual compensation, subject to an annual limitation as provided by the Internal Revenue Code. The Company may make a discretionary contribution at the end of the Savings Plan year for the year. The Company did not make any discretionary contributions during the years ended December 31, 2013 and 2012.

42